SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   December 12, 2006

CRUISESTOCK, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

TEXAS	333-133253
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

5313 -B FM West #224
Houston, Texas 77069
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

281 350 1173
(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

On December 12, 2006, pursuant to the terms of a Release and Settlement Agreement, Ivette Hunsinger transferred her 20,000,000 shares of the issued and outstanding common stock of Cruisestock, Inc. to Ruth Shepley. As part of the acquisition, and pursuant to the Stock Purchase Agreement, the following changes to the Company’s directors and officers have occurred:

o	As of December 12, 2006, - Ruth Shepley was appointed to the Board of Directors of the Company.
o	Ivette Hunsinger then resigned as a member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer and Chief Financial
Officer, Chairman of the Board and Secretary, effective December 12, 2006.
o	Also as of December 12, 2006 Ruth Shepley was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Ivette Hunsinger resigned as a member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, effective December 12, 2006. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Ruth Shepley was appointed as a member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, each as of December 12, 2006. Ruth Shepley, age 62, has been an entrepreneur and investor for the last 30 years. Ms. Shepley investments have been in residential real estate, and small private or public companies. During the last 5 years Ms. Shepley has owned Venture Fund 1, a private investment company and was President of Guide Locator, Inc,(a SEC reporting company) from 2001 to 2002. Ruth Shepley is Ivette Hunsinger's mother in law.

No transactions occurred in the last two years to which the Company was a party in which Ruth Shepley had or is to have a direct or indirect material interest. Ms. Shepley does not have an employment agreement with the Company.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
	2.1	Resignation of Ivette Hunsinger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cruisestock, Inc.

By:	/s/ Ruth Shepley
Ruth Shepley

Dated: December 18, 2006